Exhibit 10.03

To:	Joseph Scott Etzler
From:	WSTC Comp. Committee
Date:	March 13, 2006

Re:	2006 Compensation Plan

Your 2006 compensation plan (“Plan Year”) for your employment as President for Intercall, Inc. (the “Company”) for 2006 is as follows:
1.	Your base salary will be $425,000 per year.
2.	You may also receive additional bonuses pursuant to Paragraph 3 of your Employment Agreement. The Company intends to calculate those bonuses as follows:
a)	First, you will be eligible to receive a bonus based upon the Company’s results (“Company Profitability Bonus”). The Company intends to calculate this Company Profitability Bonus as follows:
1)	The Target Company Profitability Bonus shall be $350,000.

2)	Each cumulative quarter’s net operating income for the Company (“Plan Year Company NOI”) will be compared to the cumulative budgeted net operating income for the Company for the same period (“Company NOI Budget”).

3)	The percentage by which the cumulative Plan Year Company NOI exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company NOI Budget shall be the “Company Profit Variance Percentage.”

4)	Each quarter’s cumulative revenue for the Company (“Plan Year Company Revenue”) will be compared to the cumulative budgeted revenue for the Company for the same period (“Company Revenue Budget”).

5)	The percentage by which the cumulative Plan Year Company Revenue exceeds (i.e., a positive percentage) or is less than (i.e., a negative percentage) the cumulative Company Revenue Budget shall be the “Company Revenue Variance Percentage.”

6)	The sum of one hundred percentage points (100%), plus the product of (i) the average of the Company Profit Variance Percentage and the Company Revenue Variance Percentage, multiplied by (ii) three (3), is the “Company Bonus Factor.”

7)	The product of the Company Bonus Factor and the Target Company Profitability Bonus, less any amounts paid to you for prior Company Profitability Bonuses during the Plan Year, will be paid to you in the month following each quarter end.
b)	In no event shall the Company Profitability Bonus exceed $550,000.
3.	An additional bonus will be earned for reducing InterCall’s DSOs. You are eligible for a one-time $25,000 bonus in the initial quarter in which end-of-quarter reported DSOs are 53 days. You are eligible for an additional one-time $25,000 bonus in the initial quarter in which end-of-quarter reported DSOs are 50 days. The objective is 50 days or below by the end of 2006.

4.	In addition, if West Corporation achieves its 2006 Net Income objective, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
5.	All bonus calculations will be based upon the Company’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks, other non-operating income or loss, or financing changes associated with such events unless specifically and individually approved by West Corporation’s Compensation Committee
6.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

/s/ Joseph Scott Etzler
Employee – Joseph Scott Etzler